
                                                                      Ugly Duckling Corporation
                                                                  Ratio of Earnings to Fixed Charges


(dollar amounts in thousands)                        1999         1998         1997          1996        1995
                                                   ---------    ----------   ----------    ---------   ---------
Fixed Charges:
Interest Expense                                     17,625         3,021          706        2,429       5,328

Capitalized Interest                                      0           135          229            0          54

Interest Factor in Rent Expense (a)                   4,290         3,768        1,358          790         784

Preferred dividends                                                                           1,527

                                                   ---------    ----------   ----------    ---------   ---------
                                                     21,915         6,924        2,293        4,746       6,166
                                                   ---------    ----------   ----------    ---------   ---------


Earnings:
Earnings (Loss) from continuing operations           14,687         5,806        6,901        6,777      (3,972)

Fixed Charges                                        21,915         6,924        4,361        3,219       6,166

Interest Capitalized                                      0          (135)        (229)           0         (54)

Preferred dividends                                                                          (1,527)

                                                   ---------    ----------   ----------    ---------   ---------
                                                     36,602        12,595       11,033        8,469       2,140
                                                   =========    ==========   ==========    =========   =========

Ratio of earnings to fixed charges                     1.67          1.82         4.81         1.78          (b)
                                                   =========    ==========   ==========    =========   =========

For the purposes of these computations, "earnings" are defined as the sum of pretax income from continuing operations plus fixed charges of the Company and its subsidiaries, adjusted to exclude the amount of any interest capitalized during the period and dividends paid on preferred stock; "fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense, and the portion of rents which is representative of the interest.

---------------------------------------------------

(a) One-third of rent expense is deemed to be representative of the interest factor.

(b) Earnings did not cover fixed charges by $4.0 million in the year ended December 31, 1995.